Immediate




               UNITED NATIONAL BANCORP TO ACQUIRE FARRINGTON BANK


Bridgewater, NJ - November 13, 1996 -- United National Bancorp (NASDAQ-UNBJ) and Farrington Bank jointly announced today that they have entered into a definitive agreement in which United National will acquire Farrington in a tax-free exchange of stock. Farrington is a $62 million asset, single-office bank headquartered in North Brunswick, New Jersey. The transaction will be accounted for as a pooling of interests.

Thomas C. Gregor, chairman and chief executive officer of United National, said, "We believe that in-market acquisitions of quality institutions like Farrington are important to our strategy of improving our competitive position in key markets. This acquisition will enhance United National's presence in Middlesex County. In addition, Farrington's secured credit card and SBA lending programs will complement the strong credit card and Preferred SBA programs at United National."

Dr. Joseph C. Zullo, the Chairman of Farrington said, "The opportunity to join United National will be beneficial to our stockholders, customers and our customers." John E. Pellizarri, President and Chief Executive Officer of Farrington, added, "United National has a fine reputation and the resources to bring an expanded line of products and services to our customers and our community."

The merger agreement provides that each share of Farrington common stock will be exchanged for 0.7647 shares of United National. Farrington presently has 665,392 shares of common stock outstanding. In addition, Farrington has outstanding stock options for 60,051 shares of its common stock, with an exercise price of $8.33 per share. The merger agreement provides that each option for one share of Farrington common stock will be converted into an option for 0.7647 shares of United National common stock or into shares of United National common stock with a value equal to the difference between the option exercise price and the value, measured at a period near the closing, of 0.7647 shares of United National common stock.

The acquisition is conditioned upon satisfactory completion of due diligence by United National, necessary bank regulatory approvals, the approval of the shareholders of Farrington and other customary conditions. It is anticipated that the merger will be consummated late in the first or early in the second quarter of 1997.

In connection with the merger agreement, Farrington granted United National an option to purchase 133,000 shares of Farrington's authorized but unissued common stock.

United National Bancorp is a $1 billion holding company whose principal subsidiary is United National Bank. The Bank operates 18 offices in New Jersey throughout Hunterdon, Middlesex, Somerset, Union and Warren counties. Through its Lending, Trust and Banking divisions, United National offers products and services to match virtually any need.

CONTACT: Media: Donald E. Reinhard, Vice President, 908-429-2370 or Analyst/Investors: Donald W. Malwitz, Executive Vice President, 908-429-2405, both of United National; or John E. Pellizarri, President and Chief Executive Officer of Farrington, 908-247-8200.